Press Release iStar Reports Second Quarter 2020 Results and Adds Additional Board Member NEW YORK, August 6, 2020 iStar Inc. (NYSE: STAR) today reported results for the second quarter ended June 30, 2020. Highlights include: o Growing intrinsic value of Safehold portfolio as interest rates decline o Continued recycling of legacy assets into lower risk investments o Strong balance sheet with approximately $422 million of current cash and revolver availability o Net income (loss) of ($0.31) per diluted common share o Adjusted earnings (loss) of ($0.04) per diluted common share o Subsequent to the end of the quarter, the Board of Directors authorized the repurchase of iStar common stock up to $50 million In addition, iStar has appointed David Eisenberg to the company's Board of Directors effective as of August 3, 2020. Mr. Eisenberg is the Founder and Managing Director of Zigg Capital, a venture capital fund focused on the real estate and construction industries. Mr. Eisenberg has been investing for the past decade in companies that provide novel software or hardware solutions to these industries or which create new uses of space. Previously, he served as the Global Senior Vice President of Technology of CBRE Group. He joined CBRE as a result of CBRE's acquisition of Floored, a technology company founded by Mr. Eisenberg which he led as its Chief Executive Officer from June 2012 to January 2017. Earlier in Mr. Eisenberg's career, he was a founding team member of two other retail technology businesses, TellApart 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com

(subsequently acquired by Twitter) and Bonobos (subsequently acquired by Walmart). Mr. Eisenberg is a graduate of Harvard University with a BA in Psychology. “iStar remains well-positioned to navigate these uncertain markets. With ample cash availability, no corporate debt maturities for two years and a largely unencumbered asset base, we have been able to continue to focus on our core mission to reinvent the ground lease sector,” said Jay Sugarman, Chairman and Chief Executive Officer. “We are also excited to add David Eisenberg to the Board and believe he will bring a new perspective and significant insights to the Company.” The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section. The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below: Dial-In: 844.291.5491 International: 409.207.6989 Access Code: 3482511 A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 1:00 p.m. ET on August 6, 2020 through 12:00 a.m. ET on August 20, 2020 by calling: Replay: 866.207.1041 International: 402.970.0847 Access Code: 2077911    iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com. Company Contact: Jason Fooks, Senior Vice President of Investor Relations & Marketing 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com